Exhibit 99

[Alcoa logo]

Investor Contact Kelly Pasterick (212) 836-2674	Media Contact Libby Archell (212) 836-2719

Alcoa Reports $0.00 Per Share From Continuing Operations;

Income Of $0.06 Per Share Excluding Special Items

Strong Revenue, Positive Free Cash Flow, Despite Lower Aluminum Prices

2Q 2012 Highlights

•	Earnings per share of $0.00 based on a $2 million loss from continuing operations; excluding special items, income from continuing operations of $61 million, or $0.06 per share
•	Revenue of $6.0 billion, steady sequentially despite decline in realized aluminum prices
•	Record quarterly results in Engineered Products and Solutions; record first half results in Global Rolled Products, Engineered Products and Solutions
•	Cash from operations of $537 million
•	Positive free cash flow of $246 million
•	Days working capital a record low for second quarter
•	Strong liquidity with cash on hand of $1.7 billion
•	Company reaffirms global aluminum demand growth projection of 7 percent and a global aluminum supply deficit in 2012

New York, July 9, 2012 – Alcoa (NYSE:AA) today reported $0.00 earnings per share, based on a loss from continuing operations of $2 million, which includes special items of $63 million. Excluding the impact of special items, income from continuing operations was $61 million, or $0.06 per share.

The company reported strong revenue of $6.0 billion, solid free cash flow and lower debt despite a 4 percent decline in realized aluminum prices sequentially and 18 percent year-on-year.

“Alcoa maintained revenue strength and solid liquidity by driving high profitability in our mid and downstream businesses and by reducing costs and improving performance in our upstream businesses,” said Klaus Kleinfeld, Chairman and CEO.

“Although aluminum prices are down, the fundamentals of the aluminum market remain sound with strong demand and tight supply, and Alcoa is successfully capitalizing on accelerating demand in high-growth end markets such as aerospace and automotive.”

Second quarter 2012 net loss of $2 million, or $0.00 per share, compared to net income of $94 million, or $0.09 per share, in first quarter 2012 and net income of $322 million, or $0.28 per share, in second quarter 2011. Adjusted EBITDA for the second quarter was $517 million, down 17 percent from first quarter 2012, and 50 percent from second quarter 2011.

Special items in second quarter 2012 included reserves for environmental remediation, uninsured losses related to the Massena fire, a net discrete tax charge, and restructuring and other charges. In addition, during the quarter, Alcoa proposed to settle the Alba civil suit by offering Alba a cash payment of $45 million. Alcoa has also offered Alba a long-term alumina supply contract. Based on the cash offer, Alcoa recorded a $45 million charge. Alcoa currently estimates an additional possible charge of up to $75 million to settle the suit. In addition, Alcoa has been in dialogue with the Department of Justice and the Securities and Exchange Commission regarding their investigations. If a settlement of the government’s investigations can be reached, it is probable that the amount would be material in a particular period to Alcoa’s results of operations.

Second quarter 2012 revenue was $6.0 billion, steady sequentially and down 9 percent compared with second quarter 2011, primarily due to an 18 and 17 percent year-on-year decline in the realized metal price and realized alumina price, respectively.

Alcoa recorded revenue growth in the second quarter across global end markets, including packaging (5 percent), aerospace (4 percent), and commercial transportation (3 percent), compared to first quarter 2012.

Alcoa continues to project a global aluminum supply deficit in 2012 and reaffirmed its forecast that global aluminum demand would grow 7 percent in 2012, on top of the 10 percent growth seen in 2011.

Strength in the midstream and downstream businesses continued to mitigate volatility in the upstream businesses. Engineered Products and Solutions once again turned in record results, with second quarter adjusted EBITDA margin at 19.4 percent, the highest to date. Despite continued European weakness, Global Rolled Products achieved record first half adjusted EBITDA per metric ton of $409, 74 percent higher than the 10-year average, and record first half ATOI of $191 million.

For the first half of 2012, revenues were $12.0 billion, down 5 percent over the first half of 2011. Income from continuing operations in the first half of 2012 was $92 million, or $0.08 per share, compared to $635 million, or $0.56 per share, in the first half of 2011. Net income in the first half of 2012 was $92 million, or $0.08 per share, compared with net income in the first half of 2011 of $630 million, or $0.55 per share.

Alcoa continues to deliver on its Cash Sustainability Program in 2012, maintaining a stable balance sheet in a volatile economic environment. The Company generated free cash flow in the quarter of $246 million, an improvement of $752 million sequentially. Following the record low in days working capital achieved for first quarter 2012, Alcoa also achieved a record low in working capital for the second quarter at 33 days, five days lower than the previous second quarter record set in 2011. The quarterly trend in reduction of days working capital has been ongoing since first quarter 2009.

The Company continued strong productivity growth across all businesses this quarter, driven by higher utilization rates, process innovations, lower scrap rates, and usage reductions.

Debt-to-capital ratio stood at 36.1 percent, while liquidity remained strong with cash on hand of $1.7 billion. Capital spending was $291 million in the quarter, compared to $270 million in first quarter 2012. Expenditures on the Saudi Arabia joint venture project were also on track at $55 million.

Alcoa remains on track to meet its 2012 pension obligations, with year-to-date cash contributions of $352 million representing more than 50 percent of total 2012 estimated payments.

Alcoa is executing on its previously announced curtailments in the upstream business, improving competitiveness and driving toward the Company’s stated goal of moving down the cost curve 10 percentage points in smelting and 7 percentage points in refining by 2015. In second quarter 2012, 390,000 metric tons of Alcoa’s system refining capacity was taken offline. Previously announced smelter curtailments are on track and expected to be complete by the end of the year.

Segment Information

Alumina

After-tax operating income (ATOI) was $23 million, down $12 million from first quarter 2012 and $163 million versus second quarter 2011. Adjusted EBITDA was $127 million, down from $147 million in first quarter 2012. Sequentially, continued productivity gains and favorable currency offset the impact of lower volumes due to curtailments, and higher costs from raw materials, fuel oil, and planned maintenance.

Primary Metals

ATOI in the second quarter was a negative $3 million, a $13 million decrease sequentially and a $204 million decrease from the year-ago quarter. Adjusted EBITDA decreased to $119 million from $134 million in the previous quarter. Third-party realized prices during the second quarter were down 4 percent sequentially and 18 percent year-over-year. Sequentially, regional premiums and continued strength in our value-added sales helped offset the decrease in aluminum prices this quarter. Strong performance improvements delivered sequential productivity gains, in addition to reductions in raw materials and energy costs.

Global Rolled Products

ATOI for the second quarter was $95 million, down 1 percent sequentially and 4 percent compared with second quarter 2011. Sequentially, higher volumes and productivity gains offset less favorable price/mix and increased costs. Third party shipments were up 7 percent over first quarter 2012, with adjusted EBITDA per metric ton of $390. Days working capital was a record for the second quarter at 40.3 days, down 6 days year-over-year.

Engineered Products and Solutions

ATOI in the second quarter was $160 million, up $5 million, or 3 percent, sequentially from first quarter 2012 and up $11 million, or 7 percent, from the year-ago quarter despite the negative impact of the Massena fire. Adjusted EBITDA of $276 million increased $9 million sequentially and $15 million year-on-year. The sequential increase in ATOI was driven by continued productivity improvements and improved volume, partially offset by higher costs and the unfavorable impact from Massena. Despite the Massena impact, adjusted EBITDA margin was still a quarterly record at 19.4 percent.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on July 9, 2012 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary aluminum and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics, and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based superalloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 10 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “estimates,” “expects,” “forecasts,” “outlook,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand for aluminum, end market conditions, growth opportunities for aluminum in automotive, aerospace and other applications, or other trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, packaging, consumer electronics, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials, including aluminum fluoride, caustic soda or carbon products; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its refining and smelting businesses down on the industry cost curves and increasing revenues in its Global Rolled Products and Engineered Products and Solutions segments), anticipated from its restructuring programs, productivity improvement, cash sustainability, and other initiatives; (h) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations and investments in hydropower projects in Brazil; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, and other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the business or financial condition of key customers, suppliers, and business partners; (l) changes in tax rates or benefits; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2011, Form 10-Q for the quarter ended March 31, 2012, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30, 2011	March 31, 2012	June 30, 2012
Sales	$6,585	$6,006	$5,963

Cost of goods sold (exclusive of expenses below)	5,247	5,098	5,154
Selling, general administrative, and other expenses	253	241	245
Research and development expenses	46	43	47
Provision for depreciation, depletion, and amortization	375	369	363
Restructuring and other charges	34	10	15
Interest expense	163	123	123
Other (income) expenses, net	(50)	(16)	22

Total costs and expenses	6,068	5,868	5,969

Income (loss) from continuing operations before income taxes	517	138	(6)
Provision for income taxes	136	39	13

Income (loss) from continuing operations	381	99	(19)
Loss from discontinued operations	(4)	—	—

Net income (loss)	377	99	(19)

Less: Net income (loss) attributable to noncontrolling interests	55	5	(17)

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$322	$94	$(2)

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income (loss) from continuing operations	$326	$94	$(2)
Loss from discontinued operations	(4)	—	—

Net income (loss)	$322	$94	$(2)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income (loss) from continuing operations	$0.31	$0.09	$—
Loss from discontinued operations	(0.01)	—	—

Net income (loss)	$0.30	$0.09	$—

Diluted:
Income (loss) from continuing operations	$0.28	$0.09	$—
Loss from discontinued operations	—	—	—

Net income (loss)	$0.28	$0.09	$—

Average number of shares used to compute:
Basic earnings per common share	1,063,850,843	1,065,810,615	1,066,763,022
Diluted earnings per common share	1,165,059,389	1,164,213,063	1,066,763,022

Shipments of aluminum products (metric tons)	1,268,000	1,295,000	1,305,000

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Six months ended June 30,
	2011	2012
Sales	$12,543	$11,969

Cost of goods sold (exclusive of expenses below)	9,962	10,252
Selling, general administrative, and other expenses	498	486
Research and development expenses	89	90
Provision for depreciation, depletion, and amortization	736	732
Restructuring and other charges	40	25
Interest expense	274	246
Other (income) expenses, net	(78)	6

Total costs and expenses	11,521	11,837

Income from continuing operations before income taxes	1,022	132
Provision for income taxes	274	52

Income from continuing operations	748	80
Loss from discontinued operations	(5)	—

Net income	743	80

Less: Net income (loss) attributable to noncontrolling interests	113	(12)

NET INCOME ATTRIBUTABLE TO ALCOA	$630	$92

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income from continuing operations	$635	$92
Loss from discontinued operations	(5)	—

Net income	$630	$92

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income from continuing operations	$0.60	$0.09
Loss from discontinued operations	(0.01)	—

Net income	$0.59	$0.09

Diluted:
Income from continuing operations	$0.56	$0.08
Loss from discontinued operations	(0.01)	—

Net income	$0.55	$0.08

Average number of shares used to compute:
Basic earnings per common share	1,057,837,076	1,066,242,896
Diluted earnings per common share	1,158,709,043	1,075,454,724

Common stock outstanding at the end of the period	1,064,103,706	1,066,881,927

Shipments of aluminum products (metric tons)	2,480,000	2,600,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2011 (a)	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,939	$1,712
Receivables from customers, less allowances of $46 in 2011 and $42 in 2012	1,571	1,575
Other receivables	371	481
Inventories	2,899	3,051
Prepaid expenses and other current assets	933	948

Total current assets	7,713	7,767

Properties, plants, and equipment	37,608	37,219
Less: accumulated depreciation, depletion, and amortization	18,326	18,483

Properties, plants, and equipment, net	19,282	18,736

Goodwill	5,157	5,141
Investments	1,626	1,775
Deferred income taxes	3,546	3,443
Other noncurrent assets	2,796	2,636

Total assets	$40,120	$39,498

LIABILITIES
Current liabilities:
Short-term borrowings	$62	$559
Commercial paper	224	318
Accounts payable, trade	2,692	2,633
Accrued compensation and retirement costs	985	942
Taxes, including income taxes	438	406
Other current liabilities	1,167	1,175
Long-term debt due within one year	445	118

Total current liabilities	6,013	6,151

Long-term debt, less amount due within one year	8,640	8,547
Accrued pension benefits	3,261	2,899
Accrued other postretirement benefits	2,583	2,536
Other noncurrent liabilities and deferred credits	2,428	2,451

Total liabilities	22,925	22,584

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,178	1,178
Additional capital	7,561	7,538
Retained earnings	11,629	11,655
Treasury stock, at cost	(3,952)	(3,890)
Accumulated other comprehensive loss	(2,627)	(2,878)

Total Alcoa shareholders’ equity	13,844	13,658

Noncontrolling interests	3,351	3,256

Total equity	17,195	16,914

Total liabilities and equity	$40,120	$39,498

(a)	In June 2012, Alcoa reached an agreement to sell its Tapoco Hydroelectric Project. As a result, the Consolidated Balance Sheet as of December 31, 2011 was revised to reflect the movement of the Tapoco Hydroelectric Project’s assets to held for sale classification in the second quarter of 2012. Assets held for sale are included in the Other noncurrent assets line item.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30,
	2011 (b)	2012
CASH FROM OPERATIONS
Net income	$743	$80
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	736	733
Deferred income taxes	(42)	(103)
Equity income, net of dividends	(27)	(9)
Restructuring and other charges	40	25
Net loss from investing activities — asset sales	1	1
Loss from discontinued operations	5	—
Stock-based compensation	45	39
Excess tax benefits from stock-based payment arrangements	(6)	(1)
Other	5	83
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(438)	(215)
(Increase) in inventories	(522)	(188)
(Increase) decrease in prepaid expenses and other current assets	(22)	13
Increase (decrease) in accounts payable, trade	196	(33)
(Decrease) in accrued expenses	(146)	(75)
Increase (decrease) in taxes, including income taxes	78	(9)
Pension contributions	(103)	(352)
(Increase) decrease in noncurrent assets	(104)	74
Increase in noncurrent liabilities	129	242
(Increase) in net assets held for sale	—	(2)

CASH PROVIDED FROM CONTINUING OPERATIONS	568	303
CASH USED FOR DISCONTINUED OPERATIONS	(6)	(2)

CASH PROVIDED FROM OPERATIONS	562	301

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	(28)	44
Net change in commercial paper	—	94
Additions to debt (original maturities greater than three months)	1,254	735
Debt issuance costs	(7)	(3)
Payments on debt (original maturities greater than three months)	(1,095)	(659)
Proceeds from exercise of employee stock options	34	10
Excess tax benefits from stock-based payment arrangements	6	1
Dividends paid to shareholders	(65)	(66)
Distributions to noncontrolling interests	(187)	(70)
Contributions from noncontrolling interests	128	110

CASH PROVIDED FROM FINANCING ACTIVITIES	40	196

INVESTING ACTIVITIES
Capital expenditures	(476)	(561)
Acquisitions, net of cash acquired	(240)	—
Proceeds from the sale of assets and businesses	1	13
Additions to investments	(199)	(187)
Sales of investments	5	11
Other	7	20

CASH USED FOR INVESTING ACTIVITIES	(902)	(704)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	17	(20)

Net change in cash and cash equivalents	(283)	(227)
Cash and cash equivalents at beginning of year	1,543	1,939

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,260	$1,712

(b)	The Statement of Consolidated Cash Flows for the six months ended June 30, 2011 was revised to reflect the movement of the Global Foil business (one remaining plant located in Brazil) from held for sale classification in the fourth quarter of 2011. Management is no longer committed to a plan to sell the location and has refocused their efforts to drive higher profitability and is evaluating expanding the functionality of the plant so that it can manufacture certain products aimed at capturing new growth in Brazil.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q11	2Q11	3Q11	4Q11	2011	1Q12	2Q12
Alumina:
Alumina production (kmt)	4,024	4,144	4,140	4,178	16,486	4,153	4,033
Third-party alumina shipments (kmt)	2,206	2,378	2,256	2,378	9,218	2,293	2,194
Third-party sales	$810	$926	$879	$847	$3,462	$775	$750
Intersegment sales	$633	$723	$751	$620	$2,727	$617	$576
Equity income (loss)	$3	$22	$2	$(2)	$25	$1	$1
Depreciation, depletion, and amortization	$103	$112	$117	$112	$444	$114	$114
Income taxes	$44	$60	$42	$33	$179	$(1)	$(6)
After-tax operating income (ATOI)	$142	$186	$154	$125	$607	$35	$23

Primary Metals:
Aluminum production (kmt)	904	945	964	962	3,775	951	941
Third-party aluminum shipments (kmt)	698	724	754	805	2,981	771	749
Alcoa’s average realized price per metric ton of aluminum	$2,682	$2,830	$2,689	$2,374	$2,636	$2,433	$2,329
Third-party sales	$1,980	$2,145	$2,124	$1,991	$8,240	$1,944	$1,804
Intersegment sales	$839	$922	$798	$633	$3,192	$761	$782
Equity income (loss)	$1	$(1)	$(4)	$(3)	$(7)	$(2)	$(9)
Depreciation, depletion, and amortization	$141	$142	$137	$136	$556	$135	$133
Income taxes	$53	$55	$21	$(37)	$92	$(13)	$(19)
ATOI	$202	$201	$110	$(32)	$481	$10	$(3)

Global Rolled Products:
Third-party aluminum shipments (kmt)	446	473	454	407	1,780	452	484
Third-party sales	$1,892	$2,085	$1,974	$1,691	$7,642	$1,845	$1,913
Intersegment sales	$69	$62	$48	$39	$218	$44	$44
Equity loss	$—	$—	$—	$(3)	$(3)	$(1)	$(2)
Depreciation, depletion, and amortization	$58	$60	$61	$58	$237	$57	$57
Income taxes	$33	$35	$26	$10	$104	$49	$43
ATOI	$81	$99	$60	$26	$266	$96	$95

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	55	57	56	53	221	58	59
Third-party sales	$1,247	$1,370	$1,373	$1,355	$5,345	$1,390	$1,420
Equity income	$1	$—	$—	$—	$1	$—	$—
Depreciation, depletion, and amortization	$38	$41	$40	$39	$158	$40	$39
Income taxes	$62	$72	$67	$59	$260	$72	$77
ATOI	$130	$149	$138	$122	$539	$155	$160

Reconciliation of ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI	$555	$635	$462	$241	$1,893	$296	$275
Unallocated amounts (net of tax):
Impact of LIFO	(24)	(27)	2	11	(38)	—	19
Interest expense	(72)	(106)	(81)	(81)	(340)	(80)	(80)
Noncontrolling interests	(58)	(55)	(53)	(28)	(194)	(5)	17
Corporate expense	(67)	(76)	(76)	(71)	(290)	(64)	(69)
Restructuring and other charges	(6)	(22)	(7)	(161)	(196)	(7)	(10)
Discontinued operations	(1)	(4)	—	2	(3)	—	—
Other	(19)	(23)	(75)	(104)	(221)	(46)	(154)

Consolidated net income (loss) attributable to Alcoa	$308	$322	$172	$(191)	$611	$94	$(2)

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended
	June 30, 2011	March 31, 2012	June 30, 2012
Net income attributable to Alcoa	$322	$94	$(2)

Add:
Net income (loss) attributable to noncontrolling interests	55	5	(17)
Loss from discontinued operations	4	—	—
Provision for income taxes	136	39	13
Other (income) expenses, net	(50)	(16)	22
Interest expense	163	123	123
Restructuring and other charges	34	10	15
Provision for depreciation, depletion, and amortization	375	369	363

Adjusted EBITDA	$1,039	$624	$517

Sales	$6,585	$6,006	$5,963

Adjusted EBITDA Margin	15.8%	10.4%	8.7%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended
	June 30, 2011	March 31, 2012	June 30, 2012
Cash from operations	$798	$(236)	$537

Capital expenditures	(272)	(270)	(291)

Free cash flow	$526	$(506)	$246

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per-share amounts)

Adjusted Income	Quarter ended
	June 30, 2012
	(Loss) Income	Diluted EPS
Net loss attributable to Alcoa	$(2)	$—
Loss from discontinued operations	—

Loss from continuing operations attributable to Alcoa	(2)	—
Restructuring and other charges	10
Discrete tax items*	10
Other special items**	43

Income from continuing operations attributable to Alcoa — as adjusted	$61	0.06

Income from continuing operations attributable to Alcoa —   as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Loss from continuing operations attributable to Alcoa determined under GAAP as well as Income from continuing operations attributable to Alcoa — as adjusted.

*	Discrete tax items include a charge for the true-up of a deferred tax liability related to depletable assets in Jamaica ($8) and a net charge for other miscellaneous items ($2).

**	Other special items include a litigation reserve ($18), uninsured losses related to fire damage to the cast house at the Massena, NY location ($12), and a net increase in the environmental reserve related to the Grasse River remediation in Massena, NY and remediation at two former locations, East St. Louis, IL and Sherwin, TX ($13).

Days Working Capital	Quarter ended
	June 30, 2011	March 31, 2012	June 30, 2012
Receivables from customers, less allowances	$2,114	$1,526	$1,575
Add: Deferred purchase price receivable*	—	254	141

Receivables from customers, less allowances, as adjusted	2,114	1,780	1,716
Add: Inventories	3,227	3,097	3,051
Less: Accounts payable, trade	2,614	2,734	2,633

Working Capital	$2,727	$2,143	$2,134

Sales	$6,585	$6,006	$5,963
Days Working Capital	38	32	33

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

*	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to a financial institution on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina		Primary Metals		Global Rolled Products			Engineered Products and Solutions
Adjusted EBITDA	Quarter ended
	March 31, 2012	June 30, 2012	March 31, 2012	June 30, 2012	June 30, 2011	March 31, 2012	June 30, 2012	June 30, 2012
After-tax operating income (ATOI)	$35	$23	$10	$(3)	$99	$96	$95	$160
Add:
Depreciation, depletion, and amortization	114	114	135	133	60	57	57	39
Equity (income) loss	(1)	(1)	2	9	—	1	2	—
Income taxes	(1)	(6)	(13)	(19)	35	49	43	77
Other	—	(3)	—	(1)	(1)	—	—	—

Adjusted EBITDA	$147	$127	$134	$119	$193	$203	$197	$276

Production (thousand metric tons) (kmt)	4,153	4,033	951	941
Adjusted EBITDA / Production ($ per metric ton)	$35	$31	$141	$126
Total shipments (thousand metric tons) (kmt)					491	472	505
Adjusted EBITDA/Total shipments ($ per metric ton)					$393	$430	$390
Total sales								$1,420
Adjusted EBITDA Margin								19%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.